Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES RECORD FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2020

Record Full Year Net Sales of $102.7 Million, an Increase of 120% Year-Over-Year

Record Full Year Net Income of $27.1 Million, or $1.94 per diluted share

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Record net sales for the fourth quarter ended December 31, 2020 of $29.0 million, compared to $10.9 million for the fourth quarter ended December 31, 2019
●	Record net income for the fourth quarter of 2020 of $7.4 million, or $0.53 per diluted share, compared to net income of $335,000, or $0.03 per diluted share, for the same period of 2019
●	Record net sales in 2020 of $102.7 million, compared to $46.7 million in 2019
●	Record net income in 2020 of $27.1 million, or $1.94 per diluted share, compared to net income of $3.0 million, or $0.23 per diluted share, in 2019
●

Record face mask sales of $41.8 million in 2020, compared to $3.1 million in 2019; face mask sales increased sequentially each quarter in 2020, with a record of $15.4 million in the fourth quarter of 2020

Nogales, Arizona – March 9, 2021 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the fourth quarter and full year ended December 31, 2020.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “Alpha Pro Tech delivered an exceptional year, reaching several milestones, including surpassing $100 million in revenue, over $27 million in net income and $1.94 diluted earnings per share. 2020 was a record year for face masks, with sales totaling $41.8 million, blowing past the prior record set in 2009 during the H1N1 pandemic by a multiple of 2.4 times. Face mask sales grew during each quarter of 2020. Fourth quarter face mask sales were $15.4 million, compared $13.4 million in the third quarter of 2020, $8.5 million in the second quarter of 2020 and $4.5 million in the first quarter of 2020. The increase in face mask sales was primarily attributable to increased sales of our proprietary N-95 Particulate Respirator face mask, manufactured in Salt Lake City, Utah, resulting from increased customer demand associated with the COVID-19 pandemic.”

Mr. Hoffman continued, “We also saw a record year in 2020 for face shield sales, which increased by a multiple of 2.9 times compared to the prior record set in 2009. Sales of our disposable protective garments increased by an impressive 23.7% in 2020.”

Mr. Hoffman added, “Despite the challenges of 2020, our Building Supply segment experienced a record year with growth across all product lines. Our TECHNO family of synthetic roof underlayment products showed continued growth as a result of strong sales of our TECHNO SB®25 product line, which was instrumental in the 16.4% growth of this family of products in 2020. Housewrap sales also hit record levels in 2020, and the addition of housewrap accessories, namely flashing and tape products, to our portfolio opened up new market distribution opportunities and contributed to an increase of housewrap sales of 12.5%. Sales of both synthetic roof underlayment and housewrap benefitted from an increase in new home construction during 2020 and management’s determination to expand the Company’s distribution reach to cover the new home growth. As anticipated, sales of our other woven materials improved in 2020, with an increase of 20.2%, as our historically largest customer for these products resumed its normal buying pattern.”

Looking Ahead

Mr. Hoffman continued, “As we turn the page on a record 2020 and look ahead to 2021, we expect the market for our products to normalize in some respects, although we believe that sales will remain strong as compared to historical levels. More specifically:

●

So far in 2021, we are witnessing a softening in the demand for NIOSH-approved N-95 particulate respirator face masks manufactured by smaller companies like Alpha Pro Tech, creating some uncertainty in the market. Factors contributing to this include (i) increased availability of N-95 face masks resulting from manufacturers ramping up production capacity and actual production, especially in the early months of the pandemic, (ii) increased competition, driven by more manufacturers entering the N-95 face mask market since the pandemic began in 2020, as well as Emergency Use Authorization in the U.S. that has allowed foreign manufactured, non-NIOSH approved KN-95 face masks, among others, to gain prevalence, (iii) decreased demand from some distributors and their ultimate consumers in light of high levels of stockpiled inventory, resulting from a rush to obtain face masks in the early months of the pandemic, and (iv) the improvement in outlook with respect to the duration, scope and severity of the pandemic and the rollout and availability of vaccines. As a result of these factors, we expect that face mask sales, primarily sales of our N-95 particulate respirator face mask, in the first quarter of 2021 will be materially lower than in the fourth quarter of 2020, although we should still show revenue growth as compared to the first quarter of 2020. Additionally, we expect that, due to certain of these factors, specifically the improvement in outlook with respect to the pandemic and the growing number of individuals being vaccinated to protect against COVID-19, face mask sales may continue to decline in future periods.

●	We expect that face shield sales will remain at levels higher than those experienced before the COVID-19 pandemic.

●

Open orders for our disposable protective garments remain at historically high levels. The Company’s joint venture through which these products are manufactured has ramped up production capacity in order to respond to this demand.

●

Based on open orders for both our synthetic roof underlayment and housewrap products, we expect continued growth in our Building Supply segment, and the Company has committed to investing approximately $4.0 million in new equipment to increase production capacity of this segment. However, economic uncertainty resulting from the COVID-19 pandemic remains and could negatively impact demand for these products longer-term.

Management will continue to carefully monitor the current dynamic market conditions and work to respond to them swiftly and effectively.”

2020 Results

Net Sales

4th Quarter 2020 Compared to 4th Quarter 2019

Consolidated sales for the three months ended December 31, 2020 increased to $29.0 million, from $10.9 million for the three months ended December 31, 2019, representing an increase of $18.1 million, or 165.7%. This increase consisted of increased sales in the Disposable Protective Apparel segment of $16.3 million and increased sales in the Building Supply segment of $1.8 million.

Disposable Protective Apparel Segment

Sales for the Disposable Protective Apparel segment for the three months ended December 31, 2020 increased by $16.3 million, or 342.9%, to $21.1 million, compared to $4.8 million for the same period of 2019. This segment increase was due to a 2,287% increase in sales of face masks, a 163.7% increase in sales of face shields and a 28.9% increase in sales of disposable protective garments compared to the same period of 2019, all primarily due to increased demand resulting from the COVID-19 pandemic.

The sales mix of the Disposable Protective Apparel segment for the three months ended December 31, 2020 was approximately 23% for disposable protective garments, 73% for face masks and 4% for face shields. This compared to approximately 80% for disposable protective garments, 13% for face masks and 7% for face shields for the three months ended December 31, 2019.

Building Supply Segment

Building Supply segment sales for the three months ended December 31, 2020 increased by $1.8 million, or 28.4%, to $7.9 million, compared to $6.2 million for the three months ended December 31, 2019. The Building Supply segment increase was primarily due to an increase in sales of synthetic roof underlayment of 39.4%, an increase in sales of housewrap of 17.0% and an increase in sales of other woven material of 22.0% compared to the same period of 2019.

The sales mix of the Building Supply segment for the three months ended December 31, 2020 was approximately 52% for synthetic roof underlayment, 39% for housewrap and 9% for other woven material. This compared to approximately 48% for synthetic roof underlayment, 43% for housewrap and 9% for other woven material for the three months ended December 31, 2019. Our synthetic roof underlayment product line includes REX SynFelt®, REX TECHNOply® and TECHNO SB®, and our housewrap product line consists of REX Wrap®, REX Wrap Plus® and REX Wrap Fortis®.

Fiscal Year 2020 Compared to Fiscal Year 2019

Consolidated sales for the year ended December 31, 2020 increased to a record $102.7 million, from $46.7 million for the year ended December 31, 2019, representing an increase of $56.0 million, or 120.1%. This increase consisted of increased sales in the Disposable Protective Apparel segment of $52.0 million and increased sales in the Building Supply segment of $4.0 million compared to 2019.

Disposable Protective Apparel Segment

Sales for the Disposable Protective Apparel segment for the year ended December 31, 2020 increased by $52.0 million, or 259.0%, to a record $72.1 million, compared to $20.1 million for 2019, primarily driven by increased demand resulting from the COVID-19 pandemic. This segment increase was due to a 1,262% increase in sales of face masks, a 631.2% increase in face shields and a 23.7% increase in sales of disposable protective garments. The sales mix of the Disposable Protective Apparel segment for the year ended December 31, 2020 was approximately 58% for face masks, 15% for face shields and 27% for disposable protective garments. This sales mix is compared to approximately 15% for face masks, 8% for face shields and 77% for disposable protective garments for the year ended December 31, 2019.

Building Supply Segment

Building Supply segment sales for the year ended December 31, 2020 increased by $4.0 million, or 15.1%, to a record $30.6 million, compared to $26.6 million for the year ended December 31, 2019. The Building Supply segment increase was primarily due to an increase in sales of synthetic roof underlayment of 16.4%, an increase in sales of housewrap of 12.5% and an increase of sales of other woven material of 20.2% compared to 2019.

The sales mix of the Building Supply segment for the year ended December 31, 2020 was approximately 48% for synthetic roof underlayment, 43% for housewrap and 9% for other woven material. This compared to approximately 47% for synthetic roof underlayment, 44% for housewrap and 9% for other woven material for the year ended December 31, 2019.

Gross Profit

Gross profit increased by $10.3 million, or 269.0%, to $14.2 million for the three months ended December 31, 2020, from $3.8 million for the same period of 2019. The gross profit margin was 48.9% for the three months ended December 31, 2020, compared to 35.2% for the same period of 2019. The gross profit margin was positively affected by the significant change in product mix, which was altered due to a surge in customer demand as a result of the COVID-19 pandemic for face masks, specifically the Company’s N-95 Particulate Respirator face mask, and face shields, which generally have a higher gross profit margin than the Company’s other products.

Gross profit increased by $33.5 million, or 197.4%, to $50.5 million for the year ended December 31, 2020, from $17.0 million for 2019. The gross profit margin was 49.2% for the year ended December 31, 2020, compared to 36.4% for the year ended December 31, 2019.

Gross profit margin in 2020 was significantly higher than historical levels, but management believes that gross profit margin could be negatively affected in 2021 as a result of potential changes in product mix and changes in distribution channels associated with the pandemic, as well as expected increases in raw material costs, resin in particular, and ocean freight and other transportation costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $1.7 million, or 52.3%, to $4.9 million for the three months ended December 31, 2020, from $3.2 million for the three months ended December 31, 2019, largely due to the pandemic response. However, as a percentage of net sales, selling, general and administrative expenses decreased to 17.0% for the three months ended December 31, 2020, from 29.7% for the same period of 2019, primarily as a result of the growth in net sales.

Selling, general and administrative expenses increased by $4.8 million, or 36.1%, to $18.2 million for the year ended December 31, 2020, from $13.3 million for the year ended December 31, 2019, also largely due to the pandemic response. Again, however, as a percentage of net sales, selling, general and administrative expenses decreased to 17.7% for the year ended December 31, 2020, down from 28.6% for 2019, primarily as a result of the growth in net sales due to the pandemic.

Income from Operations

Income from operations increased by $8.7 million, or 2,105%, to $9.1 million for the three months ended December 31, 2020, compared to $411,000 for the same period of 2019. The increased income from operations was primarily due to an increase in gross profit of $10.3 million, partially offset by an increase in selling, general and administrative expenses of $1.7 million. Income from operations as a percentage of net sales for the three months ended December 31, 2020 was 31.2%, compared to 3.8% for the same period of 2019.

Income from operations increased by $28.6 million, or 945.1%, to $31.6 million for the year ended December 31, 2020, compared to $3.0 million for 2019. The increased income from operations was primarily due to an increase in gross profit of $33.5 million, partially offset by an increase in selling, general and administrative expenses of $4.8 million and an increase in depreciation and amortization expense of $127,000. Income from operations as a percentage of net sales for the year ended December 31, 2020 was 31.0%, compared to 6.5% for the same period of 2019.

Net Income

Net income for the three months ended December 31, 2020 was $7.4 million, compared to net income of $335,000 for the same period of 2019, representing an increase of $7.1 million, or 2,114%. The net income increase was due to an increase in income before provision for income taxes of $8.9 million, partially offset by an increase in provision for income taxes of $1.8 million. Net income as a percentage of net sales for the three months ended December 31, 2020 was 25.6%, and net income as a percentage of net sales for the three months ended December 31, 2019 was 3.1%. Basic earnings per common share for the three months ended December 31, 2020 and 2019 were $0.55 and $0.03, respectively. Diluted earnings per common share for the three months ended December 31, 2020 and 2019 were $0.53 and $0.03, respectively.

Net income for the year ended December 31, 2020 was $27.1 million, compared to net income of $3.0 million for the year ended December 31, 2019, representing an increase of $24.1 million, or 8,029%. Net income for 2020 significantly exceeded the Company’s previous net income record of $9.0 million for the year ended December 31, 2009, which resulted primarily from increased sales due to the H1N1 pandemic. Net income as a percentage of net sales for the year ended December 31, 2020 was 26.4%, and net income as a percentage of net sales for the year ended December 31, 2019 was 6.4%. Basic earnings per common share for the year ended December 31, 2020, and 2019 were $2.01 and $0.23, respectively. Diluted earnings per common share for the year ended December 31, 2020 and 2019 were $1.94 and $0.23, respectively.

Balance Sheet

As of December 31, 2020, the Company had cash of $23.3 million and working capital of $49.5 million. Cash increased by 255.7%, or $16.7 million, to $23.3 million as of December 31, 2020, compared to $6.5 million as of December 31, 2019, and working capital increased by $25.7 million from $23.8 million as of December 31, 2019. The increase in cash from December 31, 2019 was due to cash provided by operating activities of $18.3 million, partially offset by cash used in investing activities of $862,000 and cash used in financing activities of $668,000.

Colleen McDonald, Chief Financial Officer, commented, “As of December 31, 2020, the company had $4.5 million available for additional stock purchases under our stock repurchase program. For the year ended December 31, 2020, we repurchased 223,100 shares of common stock at a cost of $2.7 million. As of December 31, 2020, we had repurchased a total of 18.1 million shares of common stock at a cost of $38.0 million through our repurchase program. We retire all stock upon repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities. We believe that our current cash balance will be sufficient to satisfy our projected working capital and planned capital expenditures for the foreseeable future. We have made approximately $4.0 million in commitments for capital investments to increase production capacity in our Building supply segment, of which $1.2 million had been made in deposits as of December 31, 2020.”

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Specifically, these factors include, but are not limited to, changes in global economic conditions; the effects of the COVID-19 pandemic on our business and operations, the business and operations of those within our supply chain and global economic conditions generally; changes in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; our partnership with a joint venture partner; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; security breaches or disruptions to the information technology infrastructure; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

– Tables follow –

 Consolidated Balance Sheets

	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$23,292,000	$6,548,000
Investments	-	335,000
Accounts receivable, net of allowance for doubtful accounts of $71,000 as of December 31, 2020 and $53,000 as of December 31, 2019	8,132,000	3,568,000
Accounts receivable, related party	905,000	724,000
Inventories	16,749,000	11,303,000
Prepaid expenses	6,225,000	3,587,000
Total current assets	55,303,000	26,065,000

Property and equipment, net	4,353,000	3,943,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	7,000	11,000
Right-of-use assets	3,535,000	3,178,000
Equity investment in unconsolidated affiliate	5,549,000	4,839,000
Total assets	$68,802,000	$38,091,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,983,000	$501,000
Accrued liabilities	2,793,000	920,000
Customer advance payments of orders	209,000	-
Lease liabilities	867,000	882,000
Total current liabilities	5,852,000	2,303,000

Lease liabilities, net of current portion	2,719,000	2,337,000
Deferred income tax liabilities, net	211,000	224,000
Total liabilities	8,782,000	4,864,000
Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 13,419,847 and 12,885,273 shares outstanding as of December 31, 2020 and December 31, 2019, respectively	135,000	129,000
Additional paid-in capital	409,000	708,000
Retained earnings	59,476,000	32,390,000
Total shareholders' equity	60,020,000	33,227,000
Total liabilities and shareholders' equity	$68,802,000	$38,091,000

Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net sales	$29,019,000	$10,920,000	$102,700,000	$46,665,000

Cost of goods sold, excluding depreciation and amortization	14,840,000	7,077,000	52,218,000	29,693,000
Gross profit	14,179,000	3,843,000	50,482,000	16,972,000

Operating expenses:
Selling, general and administrative	4,935,000	3,240,000	18,171,000	13,348,000
Depreciation and amortization	183,000	192,000	729,000	602,000
Total operating expenses	5,118,000	3,432,000	18,900,000	13,950,000

Income from operations	9,061,000	411,000	31,582,000	3,022,000

Other income (expenses):
Equity in income of unconsolidated affiliate	254,000	(12,000)	710,000	359,000
Gain (loss) from marketable securities	(20,000)	8,000	(62,000)	231,000
Interest income, net	1,000	16,000	18,000	68,000
Total other income, net	235,000	12,000	666,000	658,000
Income before provision for income taxes	9,296,000	423,000	32,248,000	3,680,000

Provision for income taxes	1,878,000	88,000	5,162,000	680,000

Net income	$7,418,000	$335,000	$27,086,000	$3,000,000

Basic earnings per common share	$0.55	$0.03	$2.01	$0.23

Diluted earnings per common share	$0.53	$0.03	$1.94	$0.23

Basic weighted average common shares outstanding	13,505,909	12,944,867	13,449,987	13,142,872

Diluted weighted average common shares outstanding	13,947,738	12,985,847	13,972,145	13,168,725

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